LIFE PARTNERS CHAIRMAN STRONGLY ADVISES AGAINST LENDING SHARES

WACO, TX — Sept 17, 2007 — Brian Pardo, Chairman of Life Partners Holdings, Inc. (NASDAQ GM: LPHI), parent company of Life Partners, Inc., issued the following open letter to all of its shareholders:

Dear Shareholder:

It has come to our attention that a major stock brokerage firm is directly soliciting shareholders of Life Partners to "lend" their shares to the firm. In return, the firm is offering a small fee for this loan. While completely legal, LPHI management strongly urges all holders of our stock not to lend any shares to anyone and, further, to make it clear to your broker that your shares are not to be loaned out to anyone.

We believe this solicitation to borrow shares arises from the fact that there are as many as 1.5 million shares short in LPHI stock. We also believe that a substantial number of these short sellers have failed to borrow the underlying shares that they have already sold. In order to fulfill the sale, they must borrow or buy shares from current shareholders. Short sellers want the price of the stock to go down. The more the stock price goes down, the more money they make. They can borrow the shares, but only with your permission. If they cannot borrow the shares, they have to buy on the open market.

We think short sellers are getting desperate for shares. If, in fact, some of these people failed to borrow the shares they sold first, then let them bear the consequences.

We appreciate your continued support for management and urge you to contact your broker to make sure your shares cannot be borrowed.

Sincerely,

Brian Pardo,
Chairman

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 50,000 transactions for its worldwide client base of over 15,000 high net worth individuals and institutions in connection with the purchase of over 5,700 policies totaling over $850 million in face value.

Safe Harbor - This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com